UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2011

SUBAYE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34660	35-2089848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A536-537, 13 Block, 232 Waihuandong Road,
Xiaoguwei Street,
University City,
Guangzhou GD
510006 China
 (Address of principal executive offices) (Zip Code)

(86) 20 3999 0266
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1st 2011 Subaye Inc. (“the Company”) received and accepted the resignation of Jacqueline Ng as an Officer, Secretary & Director. She resigned due to prior management’s failure to turn over the company’s books and records, leaving her unable to adequately fulfill her role at the Company. Her resignation is effective immediately. Ms. Ng had served as Chief Financial Officer, Director and Secretary of the Company since June 2011. Ms. Ng’s resignation was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Company would like to wish Ms. Ng well in her future pursuits and would like to thank her for the support she has provided during this difficult time.

The Company shall provide to Ms. Ng a copy of the disclosures it is making in response to this Item 5.02 no later than the date of filing of this Current Report on Form 8-K, and shall provide to Ms. Ng the opportunity to furnish a letter addressed to the Company as promptly as possible stating whether or not Ms. Ng agrees with the statements made by the Company in response to this Item 5.02, and if not, stating the respects in which she does not agree. The Company shall file any such letter received from Ms. Ng as an exhibit by amendment to this Current Report on Form 8-K within two business days after receipt.

Mr. Alexander Holtermann was appointed to serve as the company’s Secretary, Treasurer and Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 1, 2011

SUBAYE, INC.

By:	/s/ Alexander Holtermann
Name:	Alexander Holtermann
Title:	Chief Executive Officer